Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Karen Rugen
(717) 214-8867	(717) 730-7766

or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID COMPLETES REFINANCING OF ITS TRANCHE 3 TERM LOAN

REFINANCING EXTENDS DEBT MATURITIES AND REDUCES INTEREST EXPENSE

CAMP HILL, PA (March 3, 2011) - Rite Aid Corporation (NYSE: RAD) announced today that it has successfully refinanced the approximately $343 million Tranche 3 Term Loan due June 2014 under its senior secured credit facility with the proceeds of a new $343 million Tranche 5 Term Loan due March 2018 under its senior secured credit facility.

The new Tranche 5 Term Loan bears interest at a rate of LIBOR plus 3.25% with a 1.25% LIBOR floor, which is an improvement over the Tranche 3 Term Loan interest rate of LIBOR plus 3.00% with a 3.00% LIBOR floor.  The Tranche 5 Term Loan has a seven-year maturity, although the maturity shall be December 1, 2014, in the event that Rite Aid does not repay or refinance its outstanding 8.625% senior notes due 2015 prior to that time, or September 16, 2015, in the event that Rite Aid does not repay or refinance its outstanding 9.375% senior notes due 2015 prior to that time.  The Tranche 5 Term Loan is subject to a 1.0% prepayment fee in the event it is refinanced within the first year.  All other terms of the Tranche 5 Term Loan are consistent with the terms of the Tranche 3 Term Loan.

Rite Aid is one of the nation's leading drugstore chains with more than 4,700 stores in 31 states and the District of Columbia and fiscal 2010 annual sales of more than $25.7 billion.

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